EXHIBIT I-2



          [Letterhead of Vinton Public Power Authority]




Catherine A. Fisher
Assistant Director
Office of Public Utility Regulation
Securities and Exchange Commission
450 Fifth Street, N.W.  20549

                    Re:  Entergy Power, Inc.
          Proposed Acquisition of Interest in Nelson 6


Dear Ms. Fisher:

     Vinton Public Power Authority ("VPPA") is writing to express its support for the transactions proposed by Entergy Power, Inc. ("EPI") in the Application-Declaration on Form U-1 (the "Application") to be filed with you under the Public Utility Holding Company Act of 1935, as amended, whereby EPI will acquire a 20% undivided ownership interest in Unit No. 6 of the Roy S. Nelson Electric Generating Station ("Nelson 6").

     As discussed in the Application, the completion of EPI's acquisition of the Nelson 6 interest in due course is an important element of VPPA's plan for meeting the future power requirements of the cities it serves on a more cost-effective basis. Therefore, VPPA respectfully request that you take all action necessary to expedite your approval of the Application.

     We appreciate your prompt consideration of this matter.

                                   Very truly yours,



                                   /s/ Raywood LeMaire
                                   Raywood LeMaire, President

cc:  Ralph Gillis, Counselor at Law
Donald B. Dupre, Sr., Executive Director